UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Wynn Resorts, Limited
(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On March 20, 2015, Elaine P. Wynn issued the following press release:

Elaine Wynn Sends Letter to Wynn Resorts Stockholders Outlining Reasons for Re-election to the Board of Directors

Letter Underscores Why Elaine Wynn Believes That She is the Most Qualified Candidate Standing for Election to the Board

Letter Addresses the Reasons Stated by the Wynn Resorts Board of Directors for Excluding Elaine Wynn, Which She Believes to be Confusing, Incorrect and Unsubstantiated

LAS VEGAS — March 20, 2015 — Elaine Wynn, co-founder, Board member and third-largest stockholder of Wynn Resorts (NASDAQ: WYNN), today filed her definitive proxy with the U.S. Securities and Exchange Commission (“SEC”) and sent a letter to all stockholders seeking support for her re-election to the Board of Directors at the company’s 2015 annual meeting of stockholders. In the letter, Elaine Wynn highlighted why she believes that she is the most qualified candidate standing for election to the Board and how she is best positioned to be a steward of the company in the future.  The letter highlighted, among other things, that:

•                  Elaine has played an integral role in the success of Wynn Resorts from its inception

•                  Elaine is a strong and independent voice on the Board of Directors

•                  Elaine is the third largest stockholder of the company, and her interests are therefore inextricably aligned with the Company’s stockholders, a fact that she has no plans to change

•                  Elaine believes it is critical for the Board to include the perspectives of women

•                  Elaine believes the reasons used by the Board to support her exclusion are confusing, incorrect and unsubstantiated

•                  Elaine believes the Board has abused its powers by taking the extreme step of reducing the number of directors in order to exclude a strong and knowledgeable voice from the Board

•                  Elaine believes that her decades of civic engagement in local and national leadership positions outside of Wynn Resorts add a unique perspective to the Board

A copy of the letter follows:

March 20, 2015

Dear Fellow Wynn Resorts Stockholders,

I am the co-founder of Wynn Resorts, a Board member and the company’s third-largest stockholder.  I am writing to seek your support for my re-election to the Board of Directors at the company’s 2015 Annual Meeting to be held on April 24, 2015. With more than four decades of experience in the gaming business, I have played an integral role in building Wynn Resorts into the successful global enterprise it is today. Unfortunately, I am now forced to solicit your support directly as a result of a decision to remove the considerable experience and important diversity I bring to our Board. I believe this decision was misguided and ill-advised.

I believe that we, the owners of Wynn Resorts, deserve better. This is a company that I co-created, that I know and deeply love, and that most importantly, I believe in. For the following reasons, I am asking for your support:

•                  I have played an integral role in the success of Wynn Resorts from its inception.

•                  I am a strong and independent voice on the Board of Directors.

•                  I am the third largest stockholder of the company, and my interests are therefore inextricably aligned with yours, a fact that I have no plans to change.

•                  I believe it is critical that our Board includes the perspectives of women.

•                  The reasons used by the Board to support my exclusion are, in my opinion, confusing, incorrect and unsubstantiated.

•                  I believe the Board has abused its powers by taking the extreme step of reducing the number of directors in order to exclude a strong and knowledgeable voice from the Board.

•                  I believe that my decades of civic engagement in local and national leadership positions outside of Wynn Resorts add a unique perspective to our Board.

As a result of these considerations, I believe that I am the most qualified candidate standing for election to the Board, and that I am best positioned to be a steward of OUR company in the future. Also, you should know that Steve Wynn, the Chairman and CEO, has taken a position regarding a stockholders agreement between us that requires him to vote all of his shares and my shares, which together represent 19.3 % of all shares, in favor of my election to the Board.

YOUR VOTE IS CRITICAL TO ENSURE THAT OUR FUTURE REMAINS VIBRANT, AND THAT OUR BOARD REMAINS OPEN TO THE DIVERSITY OF THOUGHT, EXPERIENCE AND JUDGMENT THAT ARE THE HALLMARKS OF GOOD GOVERNANCE.

I have played an integral role in the success of Wynn Resorts since its inception.  While many of you may be familiar with my personal connection to Wynn Resorts, it is important that you understand the role I have played and continue to play in building the company and supporting and creating its iconic brand.  Wynn Resorts today is in many ways a reflection of my continuous vision, implemented through creativity, entrepreneurship and dedication.

I have served on the Board of Wynn Resorts and been directly involved in its operations since its creation in 2002, and I have worked tirelessly to grow the company into the successful $13 billion global enterprise it is today.  Aside from Steve, I believe there is no one else remaining at a management level at the company or on the Board who is more knowledgeable about Wynn Resorts’ history, its operations, its customers or its award-winning staff than I. By removing me from the Board, that knowledge will reside with only one person at the company, and I believe that creates a significant risk for the continued success of Wynn Resorts and our collective investment in the company.

Steve and I built this company together. While Steve has been the leader and corporate face of the company, I believe I have served as its human face for the last 13 years.  I think that my ability to cultivate strong relationships and develop, evolve and communicate the right image for Wynn Resorts has made our company synonymous with luxury gaming and hospitality.  For example:

•                  I have played a substantial and ongoing role in developing the branding of our resorts, including helping to develop the look, feel and culture of our properties.

•                  I have provided strategic input regarding proposed future developments, which has generally been informed by the independent research that I have conducted through physical site visits, meetings with company development teams, and learning about competing ventures.

•                  I have contributed substantially to the company’s public relations strategies and the planning and production of major opening events.

•                  I have helped to cultivate and solidify relationships with investors and retail vendors.

•                  I often serve as company ambassador at events and other activities.

•                  I interface with our staff and provide them with advice and input.

As evidenced by these various activities, I believe a director, in order to make informed and thoughtful decisions, ought to do more than simply attend board and committee meetings.

Wynn Resorts has been my passion, and my interest in the company’s future and long-term success is why your vote in this election is so important.

I am a strong and independent voice on our Board of Directors.  Because of my deep knowledge of the company, my understanding of its operations, and my connection to and history with the brand, I believe that I have a sound basis to evaluate and comment knowledgably upon proposals that come to the Board from management. My rich experience with the Company and the brand gives me a unique basis to question management where appropriate, to anticipate consequences of actions, and to provide needed perspective. I firmly believe that my input on the Board has led to meaningful discussion and evaluation of proposals. Rather than create conflict, I believe that I have helped ensure that the Board has the right information and asks the right questions to make the best decisions.

Importantly, I have taken an active role in holding Wynn Resorts’ management team accountable to stockholders. While I believe that Board members should give a proper level of deference to the wishes of management, and not meddle in minutiae, I also believe that they should not act as “rubber stamps.”  In fact, my ability to question and engage in healthy debate with Steve and to garner his trust in seeking my judgment regarding sensitive and important company matters is one of the reasons I think I have been such an effective Board member to date. I believe that this unique dynamic has been critical to our company’s great success.

Entertaining varying perspectives on Board issues while providing a forum for differing views and robust discussions is one of the hallmarks of a healthy board. I believe that the Board will be more likely to exhibit those characteristics with me on it, and it will be less likely to function as a passive rubber-stamp.

I am the third largest stockholder of the company, and my interests are therefore inextricably aligned with yours, a fact that I have no plans to change.  As Wynn Resorts’ third-largest stockholder, its co-founder and a member of its Board, I have made my service to the Board a labor of love.  I have devoted myself whole-heartedly to furthering the growth of our business for our stockholders. I examine proposals with a close eye, asking key questions and viewing every Board decision through the lens of generating overall stockholder value.  Put plainly, because of my far larger shareholdings, I have a pure, vested interest in the company’s success that no other candidate for the Board can come close to matching.

I believe it is critical that our Board include the perspectives of women.  It should not go unnoticed that I serve as the only woman on the Board, and I believe my voice adds much needed representation for the viewpoints of women, who comprise an important and influential segment of Wynn Resorts’ consumer base.

At the time Linda Chen resigned in 2012, there were two women on the Board. Since Linda’s departure, the Nominating and Corporate Governance Committee has not brought forward any additional women candidates for the Board’s consideration, and I have been the sole female voice on the Board. The company’s proxy statement states, absurdly in my opinion, that “the Nominating and Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience.” Take a look at the company’s all-male board as presented in the company’s proxy statement and ask yourself if this is a diverse board. The Board’s newly-professed intention to seek diverse Board candidates flies in the face of history and is little more than a self-serving creation for this proxy contest.

Instead, the Board is going the other way by achieving full and complete homogeneity. Worryingly, as a Board completely devoid of diversity, I believe that it will be ill-equipped to identify, attract and vet diverse candidates.

While the company may point to the fact that women hold senior positions at the company, this is not the same as empowering women at the Board level.  Indeed, in this day and age, I view diversity as a characteristic of a healthy Board and sound corporate governance. I find it to be shocking that our Board would take a big step backwards by eliminating all female representation at a time when much of the business world is moving to increase diversity. I believe this would send an unfortunate message to our customers and stockholders, and would represent a huge setback to our commitment to diversity and our brand.  To me, this is both bad corporate governance and bad business.

The reasons used by the Board to support my exclusion are, in my opinion, confusing, incorrect and unsubstantiated. I hold my qualifications as a business leader, industry expert and company visionary up for you to judge, but I believe that my independence, alignment with stockholders, and commitment to the success of Wynn Resorts speak for themselves, and any claims to the contrary are not substantiated in the company’s proxy statement. Allow me to address them one-by-one.

First, the Board claims that I have placed my own interests ahead of the company’s and created actual or potential conflicts of interest because my lawsuit against Steve, if successful, could increase the likelihood of a violation of indenture covenants. I believe that this is neither an authentic nor a valid reason to kick me off the Board.

I do not think this is an authentic reason because my claim was filed many months before I was re-nominated to the Board the last time around in 2012. Obviously, the Board did not see my lawsuit as creating actual or potential conflicts then that prevented my nomination to, and service on, the Board, and the Board endorsed my candidacy as a director. The Board stated in the company’s proxy statement that I gave “assurances” to the Nominating and Corporate Governance Committee in 2012 that contributed to the Committee’s decision to re-nominate me for election at the 2012 annual meeting. I did indeed provide certain commitments about how I would work with the Board to handle procedural matters such as the review of legal and communications materials with regards to litigation. I have honored those commitments, and nothing else has changed in my lawsuit that would give sudden rise to disqualifying conflicts of interest not previously present. Therefore, it appears to me that the newfound conclusion that my lawsuit does pose such conflicts is nothing more than a pretext by the Board to remove me.

I also think this is not a valid reason to remove me. Although I am seeking in my lawsuit against Steve to gain control of the shares I own, I remain devoted to the company and its future success. I intend to remain a significant stockholder indefinitely. Be assured that my interests as a stockholder are aligned with yours. Furthermore, a violation of the indenture covenants will only occur if two things happen: (1) there is a “change of control” of the Company in which someone comes to beneficially own more voting shares than are beneficially owned by Steve and certain related parties, including me, and, (2) within 60 days thereafter, certain of the Company’s outstanding notes are rated below investment grade by both rating agencies that rate such notes. Even if I win my cross-claim and the Company’s notes are rated below investment grade by both rating agencies, if keeping a certain amount of my shares would be necessary to avoid a change of control triggering event under the indenture covenants, I would keep such shares. I certainly would not sell or otherwise transfer shares knowing it would trigger such an event. Also, I could agree to let Steve vote a smaller number of my shares than he now does, but still a sufficient number to ensure that our combined voting share total is larger than that of the next-largest stockholder. While such an agreement cannot be certain, as the second and third largest stockholders of the company, respectively, Steve and I would have every incentive to arrive at an agreement and avoid triggering a covenant violation.

In any event, my dispute with Steve is one between two stockholders who disagree over the continued validity of a stockholders agreement entered into long ago. It’s a stockholder-to-stockholder issue and not a Board issue. This issue will persist whether or not I serve on the Board and, in my opinion, it does not impact the ability of either of us to act as effective Board members. As a result, removing me does nothing to reduce any alleged risks to the company, but rather it simply deprives the company of a knowledgeable and effective director for what I believe to be no valid reason.

Second, the Board makes the odd claim that, in light of this dispute, my presence impacts the Board’s ability to speak freely about issues facing the company and the “effectiveness” of my participation has been reduced. As noted above, the lawsuit is a dispute between two stockholders that does not concern the Board. In fact, the only Board matter related to the litigation was the decision not to re-nominate me.

The Board apparently did not have concerns about the effectiveness of my participation or the effect of my presence on deliberations of the Board when it re-nominated me in November 2012, many months after my claim was filed. Once again, I believe that this reason is pretextual, because nothing has changed since the last time I was up for re-nomination. In fact, I do not recall hearing any member of the Board ever raise concerns about any potential chilling effect that my litigation with Steve might have on Board deliberations. If any member of the Board had such concerns, it is my view that the issue should have been raised and discussed, rather than referenced for the first time in the company’s proxy statement. Moreover, the independent directors meet in committee, as well as in executive sessions following Board meetings, so they have ample opportunity to speak with one another without either Steve or me present.

As a stockholder, I do not believe it is right or proper for the Board to take sides in a dispute between stockholders, particularly under the guise of complaining that it does not like the perception of someone suing the Chairman on a personal matter. If the Board devoted a fraction of the effort it has spent trying to get me to drop my claim to encouraging Steve to make a reasonable effort to resolve our dispute, I believe this dispute could be resolved promptly and to the satisfaction of all parties involved.

Third, the Board asserts that I am not “meaningfully contributing” to its discussion and work, citing my “lack of independence under NASDAQ listing standards and resulting inability to serve on existing Board committees.” I find the statement about my lack of independence to be quite puzzling. It turns out that likely I am ‘‘independent.’’ As detailed in my definitive proxy statement, I believe that I satisfy all of the bright line tests for independence under the NASDAQ rules. When the Board made its most recent “independence” determinations, I voted in favor of the resolution that designated Mr. Wynn and me as not independent, as had been the Board’s historical determination. I had no idea at the time that this determination would be used as a reason for trying to exclude me from the Board. I should have questioned the conclusion at the time, but it seemed innocuous. Having now analyzed the question of my independence under NASDAQ rules given that it is being used as a reason for trying to exclude me, I believe I qualify as “independent.”

Furthermore, I think it is a curious argument to make given that the Board chose to shrink the size of the Board rather than nominate an independent director in my place. As a result, my exclusion from the Board would have absolutely no effect on increasing the number of independent directors who can serve on existing Board committees. All it does is eliminate a strong director from the ranks of the Board.

I find the assertion that I am not “meaningfully contributing” to the Board’s discussion and work to be insulting and misinformed. I have described above the unique ways that I have contributed for years to our Board’s deliberations and decision-making and will, as your Board member, continue to do so. I was criticized in the company’s proxy statement for not having a formal role in the company’s operations, but as co-founder, my connection to the company is so established that a title is unnecessary.

I believe the Board has abused its powers by taking the extreme step of reducing the number of directors in order to exclude a strong and knowledgeable voice from the Board. Only the company’s stockholders can elect and remove directors. Under Nevada law, the Board does not have the power to remove directors on its own. The company’s charter does allow the Board to change the number of directors serving on the Board, but that provision has been used in the past to increase the size of the Board to add a qualified new director or to reduce the size of the Board following a director’s resignation. I would be surprised if that provision was ever intended to be used as a way to remove a sitting director, which is precisely the way the Board is using that provision here. I believe this is an abuse of power by the Board that underscores what I believe to be the extreme nature of the steps that the Board is taking to exclude a strong and knowledgeable voice from the Board. I urge you, my fellow stockholders, not to allow the Board to run roughshod over your rightful power to elect and remove directors.

I believe that my decades of civic engagement in local and national leadership positions outside of Wynn Resorts add a unique perspective to our Board.  In addition to this Board post, I serve on the Board of another public company and have held leadership positions at a number of organizations.  In my view, my extensive work in the nonprofit sector has positioned me as an ambassador for the company outside the boardroom, helping build a legacy of leadership in the Las Vegas community. I am the founding chair of Communities in Schools of Nevada and was appointed in 2009 as chair of the national board of Communities in Schools, which is among the oldest and most successful stay-in-school organizations in America. In 2013, I was appointed by Governor Brian Sandoval to serve a two-year term on the Nevada State Board of Education and was subsequently elected unanimously by the board to serve as president of that body. I have served on the State of Nevada Council to Establish Academic Standards and chaired the UNLV Foundation, the private fundraising arm of the University of Nevada, Las Vegas.

For the reasons outlined in this letter, I believe that my unique role as an industry veteran with a strong, independent voice and deep knowledge of Wynn Resorts is unmatched. I hope you will give me the opportunity to continue to serve you on the Board and re-elect me to represent the interests of ALL of Wynn Resorts’ stockholders. I appreciate your thoughtful consideration. For further details and to learn why I am the most qualified candidate standing for election to the Board, please visit: http://www.elaineforwynn.com.

PLEASE FILL OUT AND VOTE THE GOLD PROXY CARD TODAY TO SUPPORT THE CONTINUED INCLUSION OF STRONG, INDEPENDENT VOICES AND DIVERSITY OF THOUGHT IN YOUR BOARDROOM.

Sincerely,

Elaine Wynn

***

Important Information

On March 20, 2015, Elaine P. Wynn filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Ms. Wynn is soliciting proxies for use at the 2015 annual meeting of stockholders of Wynn Resorts, Limited, to be held on April 24, 2015.  She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the Company’s nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.